UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2007

Max Capital Group Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	000-33047	Not Applicable
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Max House, 2 Front Street, Hamilton, Bermuda		HM 11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 27, 2007, the Registrant entered into an employment agreement effective as of April 1, 2007 with each of Peter A. Minton and Joseph W. Roberts, pursuant to which Mr. Minton will serve as Executive Vice President and Chief Operating Officer and Mr. Roberts will serve as Executive Vice President and Chief Financial Officer. In addition, Max Bermuda Ltd. (the "Subsidiary"), entered into an employment agreement with Angelo M. Guagliano, pursuant to which Mr. Guagliano will serve as the Subsidiary’s President and Chief Executive Officer. Each of the employment agreements (collectively, the "Employment Agreements") has a three (3) year term, and provides for the automatic renewal for additional one (1) year terms, unless either the executive or the Registrant or the Subsidiary, as the case may be, provides notice to the other at least six (6) months prior to the expiration of the then term. The Employment Agreements supersede Mr. Minton’s, Mr. Roberts’ and Mr. Guagliano’s prior employment agreements.

The Employment Agreements provide for (i) a minimum annual base salary of: (a) US$500,000 for Mr. Minton, (b) US$475,000 for Mr. Guagliano, and (c) US$325,000 for Mr. Roberts, subject to annual increases; (ii) annual bonuses in accordance with the bonus policy for other senior executive officers of the Registrant and its subsidiaries in the same geographic location, subject to certain conditions; and (iii) certain perquisites (including without limitation a housing allowance of no less than $10,000 per month, a club dues allowance, an automobile allowance, a travel allowance, a tax gross-up allowance and tax and financial planning services).

In addition to the pro-rata bonus and any amounts that the executive accrued but which the Registrant and/or the Subsidiary did not pay the executive as of the termination date, each executive is entitled to the following compensation upon his termination so long as he executes and does not revoke a general release of all employment related claims against the Registrant and its subsidiaries and affiliates: if terminated without "cause" or by the executive for "good reason," an amount equal to the executive’s base salary in effect at the time of termination or his base salary in effect immediately before a reduction that would constitute good reason, plus his bonus, if any, paid or payable, for the year prior to the year of termination, such payment to be made ratably over twelve (12) months, and subject to the executive’s satisfaction of certain restrictive covenants and any delay for "specified employees" to which the executive may be subject under Section 409A of the Internal Revenue Code of 1986, as amended, or the "Code." In lieu of the termination payment provided above, if the executive’s employment is terminated for "good reason" or without "cause" in connection with or within twelve (12) months following a "change in control," the executive is entitled to a lump-sum payment equal to two (2) times the sum of his then current base salary plus his target bonus, subject to any delay for specified employees under Code Section 409A. If the executive’s employment is terminated, and his Employment Agreement is not renewed at the election of the Registrant or the Subsidiary, as the case may be, the executive shall continue to receive six (6) months of base salary, subject to any delay for specified employees.

In addition, if the Registrant terminates Mr. Roberts’ employment without "cause" or he terminates for "good reason," in addition to the benefits described above, with respect to 35,000 of his 48,699 shares of restricted common stock granted on February 14, 2007, Mr. Roberts shall be credited with up to an additional 730 days of vesting service for purposes of the vesting schedule governing such shares.

Each of the Employment Agreements also provides for confidentiality, noncompetition, nonsolicitation, nondisparagement and other covenants to which each executive is subject.

The foregoing summary is qualified in its entirety by reference to each of the Employment Agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement, dated as of July 27, 2007, by and between Max Capital Group Ltd. and Peter A. Minton

10.2 Employment Agreement, dated as of July 27, 2007, by and between Max Capital Group Ltd. and Joseph W. Roberts

10.3 Employment Agreement, dated as of July 27, 2007, by and between Max Bermuda Ltd. and Angelo M. Guagliano

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Capital Group Ltd.

July 30, 2007	By:	W. Marston Becker

Name: W. Marston Becker
Title: Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 27, 2007, by and between Max Capital Group Ltd. and Peter A. Minton
10.2	Employment Agreement, dated as of July 27, 2007, by and between Max Capital Group Ltd. and Joseph W. Roberts
10.3	Employment Agreement, dated as of July 27, 2007, by and between Max Bermuda Ltd. and Angelo M. Guagliano